UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 8, 2011

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas	78332
(Address of Principal Executive Offices)	(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On December 8, 2011, Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy International, LLC, C.C. Forbes, LLC, Forbes Energy Services de México, S. de R. L. de C.V., or the Sellers, entered into a definitive purchase agreement with Dirivera Investments LLC and RGV Holding, S.A. de C.V., or the Buyers. Pursuant to the purchase agreement, the Sellers have agreed to sell substantially all of their assets that are presently located in Mexico and their equity interests in Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V. to the Buyers for aggregate cash consideration of $30 million. The cash consideration includes an initial payment of $11 million in cash at the signing of the purchase agreement and subsequent payment of $19 million in cash at the closing of the transaction, which is subject to customary closing conditions, and is expected to close on or about January 15, 2011. The initial payment of $11 million is non-refundable, except in certain limited circumstances. The purchase agreement contains customary representations, warranties and covenants from both the Sellers and the Buyers.

The foregoing description is qualified in its entirety by reference to the purchase agreement, a copy of which is attached hereto as Exhibit 2.1. A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Asset and Membership Interest Purchase Agreement dated December 8, 2011 by and among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy International, LLC, C.C. Forbes, LLC, Forbes Energy Services de México, S. de R. L. de C.V., Dirivera Investments LLC and RGV Holding, S.A. de C.V.*

99.1	Press Release, dated December 12, 2011.

*	The schedules and other attachments to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: December 12, 2011	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer